Exhibit 99.1
Zix Corporation Announces Third Quarter 2007 Financial Results
Company reports record revenues and gross margin
DALLAS — November 8, 2007 — Zix Corporation (ZixCorp®), (Nasdaq: ZIXI), the leader in hosted services for email encryption and e-prescribing, today announced financial results for the third quarter ended September 30, 2007. ZixCorp recorded third quarter revenues of $6.2 million and a net loss of $1.9 million, or $0.03 per share, compared with revenues of $4.7 million, and a net loss of $4.2 million, or $0.07 per share, in the corresponding quarter in 2006. Total cash and cash equivalents as of September 30, 2007 were $11.6 million, including $1.7 million of restricted cash.
“ZixCorp exceeded the $6 million quarterly revenue mark for the first time with a record $6.2 million in revenues last quarter,” said Rick Spurr, chairman of the board and chief executive officer. “I am pleased that we have maintained strong growth this year while holding expenses flat. In addition to the top line growth, the cash burn for the third quarter was only $500,000, better than our guidance range of $800,000 to $1.1 million and a significant improvement over the $4.7 million burn for the third quarter of last year. We remain on track to attain our goal of achieving positive cash flow in the first quarter of 2008 and for the year as a whole.”
Corporate Highlights
•	Company-wide third quarter 2007 revenue of $6.2 million is up 31 percent over the comparable quarter in 2006, exceeding previously-issued revenue guidance for third quarter of $5.7 to $6.0 million. The year-to-date revenue as of September 30, 2007 of $17.1 million is 34 percent higher than the comparable period in 2006
•	The Company realized a $500,000 cash burn for the third quarter of 2007, compared with a $4.7 million burn for the third quarter 2006, which equates to a nine-month cash burn of $1.2 million in 2007 versus $16.2 million last year
•	The Company’s third quarter ending cash balance of $11.6 million, including $1.7 million in restricted cash, was well ahead of the Company’s guidance range of $11.0 to $11.3 million
Business Highlights
e-Prescribing

•	e-Prescribing revenue for third quarter 2007 was $1.6 million, up 39 percent when compared to the corresponding quarter in 2006
•	ZixCorp added its eighth payor sponsor in the third quarter and the Company now has payor-sponsored e-Prescribing programs with several large health plans including 3 of the top 4 in the country
•	ZixCorp’s PocketScript® e-Prescribing service processed an all-time total of 14 million electronic prescriptions by the end of third quarter 2007 continuing to grow at a rate of 180,000 e-scripts per week
•	ZixCorp completed 542 deployments in the third quarter, exceeding the high end of the 450-500 e-prescribing deployment guidance for the quarter
Email Encryption
•	Email Encryption revenue for third quarter 2007 was $4.6 million, up 29 percent when compared to third quarter 2006
•	Email Encryption continued for the third quarter in a row to achieve new first year orders of $1.4 million. Total orders for the quarter were $5.5 million.
•	ZixCorp announced in third quarter 2007 that its ZixDirectory™ now hosts the public keys for more than nine million email recipients and it continues to grow at a rate of more than 65,000 new protected email addresses per week
•	The Company now has 34 percent of the state banking regulators as customers of ZixCorp’s Email Encryption Service, announcing its 14th and 15th members of the Conference of State Bank Supervisors and adding two more during the third quarter, bringing the total to 17
•	Demand in the healthcare sector remained strong, accounting for almost half of new first-year orders, including the third quarter announcement of a three-year contract for 5,000 users with UT Southwestern Medical Center at Dallas
•	The customer renewal rate for Email Encryption was 101 percent in the quarter, measured on a revenue basis, including a 3-year renewal of the Franciscan Missionaries of Our Lady Health System’s 4,000-seat license
•	Also announced in third quarter, ZixCorp entered into an agreement with The State Bar of New Mexico as an Alliance Program Member to be the exclusive offering of email encryption service for the State Bar’s 7,600 members
Financial Highlights
Revenues: Company-wide revenues were a record $6.2 million in the third quarter 2007, which was a 31 percent increase over the third quarter 2006. The Company’s Email Encryption business had its highest quarterly revenue in company history with $4.6 million, a 29 percent improvement over the corresponding period in 2006, while the e-Prescribing quarterly revenue of $1.6 million represented a 39 percent increase over the same period of 2006. Email Encryption’s increase was due to the revenue growth inherent in a successful subscription model with steady additions to the subscriber base coupled with a high rate of renewing existing customers, which for this quarter was 101 percent renewal rate based on revenue. The e-Prescribing revenues increased principally from renewals and increased billable deployments and transaction/usage-based fees. The increase in billable deployment revenue was aided by the restructuring of a single payor contract, which eliminated or reduced certain performance metrics, thus producing a one-time increase in revenues. The Company’s order backlog (contractually bound service contracts that represent future revenue to be recognized as the services are provided) was a record $30.5 million on September 30, 2007.
Revenues by Product Third Quarter 2006 — 2007

	Three Months Ended,		3-month Variance		Nine Months Ended,		9-month Variance
	September 30,		2007 vs. 2006		September 30,		2007 vs. 2006
	2007	2006	$	%	2007	2006	$	%
Email Encryption	$4,631,000	$3,585,000	$1,046,000	29%	$12,685,000	$10,287,000	$2,398,000	23%
e-Prescribing	1,560,000	1,125,000	435,000	39%	4,448,000	2,527,000	1,921.000	76%

Total revenues	$6,191,000	$4,710,000	$1,481,000	31%	$17,133,000	$12,814,000	$4,319,000	34%

Gross Margin: The Company recorded its highest gross margin ever with $3.5 million (57 percent of revenue) for the third quarter 2007. The gross margin contribution from the Email Encryption business was $3.6 million or a record 78 percent, while the gross margin for e-Prescribing was negative $0.1 million in the quarter. The Company-wide gross margin for the same period in 2006 was $1.6 million or 34 percent of revenue, which was comprised of $2.3 million in Email Encryption and negative $0.7 million for e-Prescribing. The gross margin improvement for both Email Encryption and e-Prescribing was largely driven by continued revenue growth and lower costs, the latter of which resulted principally from the cost-cutting efforts completed in 2006.
R&D and SG&A Expenditures: In the third quarter 2007, the combination of the Company’s research and development (R&D) expenses and its sales, general, and administrative (SG&A) expenses decreased by $1.3 million when compared with the same period in 2006, representing a decrease of 19 percent. Spending for these areas declined primarily as a result of cost-cutting measures completed in 2006.
Cash Utilization: Cash and cash equivalents as of September 30, 2007 were $11.6 million, including $1.7 million of restricted cash primarily supporting the $1.6 million promissory note held by sanofi-aventis. Net cash utilization for the third quarter 2007 totaled $500,000, compared with net cash utilization for the third quarter of 2006 of $4.7 million. The year-over-year improvement of $4.2 million in net operating cash utilization came from the combination of greater than anticipated cash receipts from the Company’s Email Encryption business and reductions in overall spending.

Outlook: The Company forecasts revenue for the fourth quarter to be between $6.3 and $6.8 million. Achieving the high end of the range is dependent upon reaching certain additional performance metrics within the restructured payor contract previously mentioned, producing up to a one-time $300,000 increase in revenues. If the performance metrics are not met during Q4 2007, the metrics are expected to be reached in 2008. e-Prescribing deployments for the fourth quarter are expected to be between 250 and 300 deployments. Our ending total cash balance for the fourth quarter is projected to be between $9.5 and $10.0 million, including an estimated $1.1 million in restricted cash. This incorporates our intent to prepay the 2008 installments ($600,000) of the sanofi-aventis promissory note. Given the fourth quarter’s seasonal decrease in Email Encryption cash collections and annual expenditures typically made in that quarter, we are projecting our cash burn to be at or below $3.3 million for all of 2007, which is an improvement on previous guidance of $4.3 million for the year.
Third Quarter Conference Call Information
The company will hold a conference call to discuss this information today at 5:00 p.m. ET. A live Webcast of the conference call will be available on the investor relations portion of ZixCorp’s Web site at http://investor.zixcorp.com. Alternatively, participants can listen to the conference call by dialing 617-213-8064 or toll-free 866-770-7051 and entering access code 88768510. An audio replay of the conference will be available until November 15, by dialing 617-801-6888 or toll-free 888-286-8010, and entering the access code 34363060, and after that date via Webcast on the company’s Web site.
About Zix Corporation
ZixCorp is the leading provider of easy-to-use-and-deploy email encryption and e-prescribing services that Connect entities with their customers and partners to Protect and Deliver sensitive information in the healthcare, finance, insurance and government industries. ZixCorp’s hosted Email Encryption Service provides an easy and cost-effective way to ensure customer privacy and regulatory compliance for corporate email. Its PocketScript® e-prescribing service saves lives and saves money by automating the prescription process between payors, doctors, and pharmacies. For more information, visit www.zixcorp.com.
ZixCorp Contacts:
Public Relations: Farrah Corley (214) 370-2175, publicrelations@zixcorp.com
Investor Relations: Peter Wilensky (214) 515-7357, invest@zixcorp.com

Safe Harbor Statement for ZixCorp
The following is a “Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995. Mr. Spurr’s statement, “We remain on track to attain our goal of achieving positive cash flow in the first quarter of 2008 and for the year as a whole”, and the statements under the caption “Outlook” are forward-looking statements, not a guarantee of future performance, and involve risks and uncertainties. Actual results may differ materially from those projected in the forward-looking statements. These risks and uncertainties include, but are not limited to, the following: the Company’s continued operating losses and use of cash resources; the Company’s ability to achieve broad market acceptance for the Company’s products and services, including the Company’s ability to enter into new sponsorship arrangements, or expand existing sponsorship arrangements, for the e-prescribing services offered by its PocketScript, Inc. subsidiary and the Company’s ability to continue realizing acceptance of its Email Encryption business in its core markets of healthcare and financial and to achieve market acceptance of its Email Encryption business in other markets; the Company’s ability to maintain existing and generate other revenue opportunities, including fees for scripts written, from its PocketScript e-Prescription business; the Company’s ability to establish and maintain strategic relationships to gain customers and grow revenues, particularly in its Email Encryption business; the expected increase in competition in the Company’s Email Encryption and e-Prescription businesses; and the Company’s ability to successfully and timely introduce new Email Encryption and e-Prescription products and services or related products and services and implement technological changes. Further details pertaining to such risks and uncertainties may be found in the Company’s public filings with the SEC.

ZIX CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2007	2006
	(unaudited)	(audited)
ASSETS
Current assets:
Cash and cash equivalents	$9,885,000	$12,783,000
Restricted cash	400,000	—
Receivables, net	836,000	746,000
Prepaid and other current assets	1,521,000	2,178,000

Total current assets	12,642,000	15,707,000

Restricted cash	1,300,000	35,000
Property and equipment, net	2,048,000	2,404,000
Goodwill, intangible and other assets	2,303,000	2,220,000

Total assets	$18,293,000	$20,366,000

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable and accrued expenses	$3,879,000	$3,300,000
Deferred revenue	11,926,000	8,388,000
Customer deposit	—	2,000,000
Promissory note payable	400,000	2,661,000
Short-term note payable	26,000	255,000

Total current liabilities	16,231,000	16,604,000

Long-term liabilities:
Deferred revenue	4,172,000	2,496,000
Promissory note payable	1,109,000	—
Deferred rent	329,000	339,000

Total long-term liabilities	5,610,000	2,835,000

Total liabilities	21,841,000	19,439,000

Total stockholders’ equity (deficit)	(3,548,000)	927,000

Total liabilities and stockholders’ equity	$18,293,000	$20,366,000

ZIX CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended June 30,
	2007	2006	2007	2006
Revenues	$6,191,000	$4,710,000	$17,133,000	$12,814,000

Cost of revenues	2,662,000	3,131,000	8,162,000	9,596,000

Gross margin	3,529,000	1,579,000	8,971,000	3,218,000

Operating expenses:
Research and development expenses	1,320,000	1,630,000	3,962,000	4,851,000
Selling, general and administrative expenses	4,236,000	5,210,000	13,685,000	18,351,000
Customer deposit forfeiture	—	—	(2,000,000)	(1,000,000)
(Gain) on sale of product lines	—	(11,000)	—	(11,000)
Asset impairment charge	—	125,000	—	125,000
Loss on impairment of operating lease	—	—	100,000	—

Total operating expenses	5,556,000	6,954,000	15,747,000	22,316,000

Operating loss	(2,027,000)	(5,375,000)	(6,776,000)	(19,098,000)

Other (expense) income:
Investment and other income	143,000	229,000	437,000	740,000
Interest expense	(35,000)	(114,000)	(141,000)	(1,009,000)
Gain on derivative liabilities	—	1,120,000	—	4,050,000
Loss on extinguishment of debt	—	—	(178,000)	(871,000)

Total other (expense) income	108,000	1,235,000	118,000	2,910,000

Loss before income taxes	(1,919,000)	(4,140,000)	(6,658,000)	(16,188,000)
Income taxes benefit (expense)	(17,000)	(11,000)	(54,000)	77,000

Net loss	$(1,936,000)	$(4,151,000)	$(6,712,000)	$(16,111,000)

Basic and diluted loss per common share	$(0.03)	$(0.07)	$(0.11)	$(0.29)

Basic and diluted weighted average common shares outstanding	60,344,165	59,638,839	60,189,352	56,201,207

ZIX CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months Ended September 30,
	2007	2006
Operating activities:
Net loss	$(6,712,000)	$(16,111,000)
Non-cash items in net loss	283,000	1,037,000
Changes in operating assets and liabilities	6,179,000	204,000

Net cash used by operating activities	(250,000)	(14,870,000)

Investing activities:
Purchases of property and equipment	(769,000)	(1,024,000)
Restricted cash investments, net	(1,665,000)	5,100,000
Proceeds from sale of product lines	—	11,000

Net cash provided (used) by investing activities	(2,434,000)	4,087,000

Financing activities:
Net proceeds from private placement of common stock	—	10,981,000
Payment of short-term notes payable, capital leases and other	(214,000)	(5,596,000)

Net cash provided (used) by financing activities	(214,000)	5,385,000

Decrease in cash and cash equivalents	(2,898,000)	(5,398,000)
Cash and cash equivalents, beginning of period	12,783,000	20,240,000

Cash and cash equivalents, end of period	$9,885,000	$14,842,000

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